Contact:  Wyeth-Ayerst Laboratories
                                   Audrey Ashby
                                   (610) 971-5823
                                   Doug Petkus
                                   (610) 971-4980
                                   Robinson Lerer & Montgomery
                                   Michael Bulger
                                   (212) 484-7413

             PONDIMIN AND REDUX TO BE VOLUNTARILY WITHDRAWN

Action Is Based on New Information
Company Says It Is Taking the Most Prudent Course of Action
for Patients and Doctors
Company Will Form Expert Panel to Review All Data
PHILADELPHIA, PA -- September 15, 1997 -- Wyeth-Ayerst Laboratories, a division of American Home Products Corporation (NYSE:AHP), the manufacturer of PONDIMIN (fenfluramine hydrochloride) tablets C-IV and the distributor of REDUX (dexfenfluramine hydrochloride capsules) C-IV, today announced a voluntary and immediate withdrawal of these weight loss medications.
     The company is taking this action on the basis of new, preliminary information regarding heart valve abnormalities in patients using these medications. Our first commitment is to our patients and to their doctors, said Marc W. Deitch, M.D., Senior Vice President Medical Affairs, Global
Medical Director.   Even though this new information is not derived from a
thorough clinical study and is difficult to evaluate, the company is taking the most prudent course of action. Wyeth-Ayerst is committed to safeguarding the health and well-being of patients and ensuring that health care providers have the latest medical information.
     Owing to the unanswered questions prompted by the emerging findings, the company today also announced that it is forming an expert panel of leading physicians and researchers to thoroughly evaluate the data and recommend additional actions to address this situation. The company will work closely with this panel, as well as with the U.S. Food and Drug Administration (FDA), to better understand these findings.
     Patients who have used either of these products should contact their physicians. A full-page notice will appear in leading national and regional newspapers announcing this decision and providing a toll-free telephone number (1-800-892-2718) for those requiring further information.
     In addition, the company has sent notification of this action to approximately 450,000 physicians and pharmacists nationwide. The company will also offer an opportunity to return unused product.
     Based on postmarketing reports from the Mayo Clinic of 24 cases of heart valve disease in some patients treated with the combination of phentermine and fenfluramine, the company advised health care providers in a July 24, 1997, letter of the addition of boxed warnings concerning heart valve disease to the labeling for Pondimin and Redux. The company also announced a joint effort with the Mayo Clinic to initiate a comprehensive study to examine the possible association of unusual valvular disorders with these products. The Mayo Clinic cases were subsequently reported in an article appearing in the August 28, 1997, issue of The New England Journal of Medicine.
     This article was accompanied by a letter to the editor from the FDA reporting additional cases of heart valve disease in 28 patients taking the combination of phentermine and fenfluramine, two patients taking fenfluramine alone, four patients taking dexfenfluramine alone, and two patients taking dexfenfluramine and phentermine.
     Additional adverse event reports of abnormal heart valve findings in patients using dexfenfluramine or fenfluramine alone or in combination with other weight loss agents continue to be received by the company and the FDA. These reports have included shortness of breath, chest pain, fainting, swelling of the ankles or a new heart murmur.
     On Friday afternoon, September 12, 1997, the FDA provided Wyeth-Ayerst with new summary information concerning abnormal echocardiogram findings in asymptomatic patients seen in five centers. These patients had been treated with fenfluramine or dexfenfluramine for up to 24 months, most often in combination with phentermine. Abnormal echocardiogram findings were reported in 92 of 291 subjects evaluated, including 80 reports of aortic regurgitation (mild or greater) and 23 reports of mitral regurgitation (moderate or greater). These observations reflect a preliminary analysis of pooled information rather than results of a formal clinical investigation, and are difficult to evaluate because of the absence of matched controls and pretreatment baseline data for these patients. Nevertheless, the company believes it is prudent, in light of this information, to withdraw these products from the market at this time.
     Wyeth-Ayerst Laboratories, a division of American Home Products Corporation (NYSE:AHP), is a major research-oriented pharmaceutical company.

Full prescribing information available upon request.